Exhibit 10.55

January 14, 2020

Mr. Markus Hartmann

Via email:

Dear Markus:

We are pleased and excited that you have decided to join Carrols Restaurant Group, Inc. Below are the terms that have been agreed to:

Position
The position is that of Vice President General Counsel and reports to Dan Accordino. This offer is contingent upon passing a background check. Please complete the attached form and return it to me.
Start Date
It is anticipated you will start on February 14, 2020 if not sooner.

Base Salary/Merit Increases
Your annual base salary will be $275,000. This will be paid on a monthly basis in advance at the rate of $22,917. On March 2nd, you will receive a paycheck for the eleven days worked in February 2020 and the entire month of March 2020. Direct deposit, paycard or check is available if you so choose. You will be eligible for annual increases based upon your performance.

Annual Bonus
You will participate in the Executive Bonus Plan. Your target percent is 60% of your annual base salary. This is comprised of corporate financial achievement and a subjective objective accomplishment. The Executive Bonus Plan is attached.

Incentive Restricted Stock Awards
On February 17, 2020, you will receive a grant of 50,000 shares of CRG restricted stock. These shares will vest annually over three (3) years at the rate of 34%, 33% and 33%. Additional grants may be granted on an annual basis.

Mandatory Arbitration Program (MAP)
All employees are subject to our Mandatory Arbitration Program to resolve any employment disputes. A copy of the agreement is attached.

Deferred Compensation Plan
Effective February 14, 2020, you will be eligible to participate in the Carrols Corporation Deferred Compensation Plan subject to the plan requirements. A copy of the Plan is enclosed.

Benefits
You and your dependents (as defined by plan documents) will be eligible to participate in the company’s Medical, Dental, Vision, Flexible Spending Account, Health Savings Account and Life Insurance plans. All benefits are per the plan documents. Your participation (if you elect) in these benefits will be effective March 1, 2020, provided you enroll on the Benefits Portal. You will also be eligible for the Short Term and Long Term Disability Plans. This benefit, if elected, will be effective June 1, 2020. Your share of the cost for the benefits you elect will be deducted from your monthly paycheck.

Vacation/Floating Days
Commencing with your employment, you will be eligible for three weeks of vacation each year. At the end of your tenth year of employment, you will then be eligible for four weeks of vacation. In the event of your termination, payment for unused vacation will be based on the Company’s vacation policy in effect at that time. You are also eligible for two (2) floating days each year.

Expense Reimbursement
You will be reimbursed for all business expenses incurred in accordance with Company policy including mileage reimbursable for use of your personal vehicle on company business.

Relocation
It is expected that you will relocate to the Syracuse, NY area for this position. Carrols will pay to have you professionally moved from Titusville, NJ to the Syracuse, NY area. This will include packing and unpacking. You will be expected to use a mover of the company’s choice. I will coordinate this for you when you are ready.

Bonus from Current Employer

We have agreed to pay you for the loss of the bonus from your current employer. This will be paid within 30 days of your start date. You need to provide documentation of what that bonus would have been. This payment will not exceed $54,402.

We are very excited to have you join the Carrols family.

If you have any questions, feel free to call me at 315-424-0513 ext. 2318. Welcome to the Team!

Sincerely,

Jerry DiGenova
Vice President, Human Resources
CARROLS RESTAURANT GROUP, INC.

JD/cd

Cc:    D. Accordino, K. Dickter, Personnel file

_______________________________________________________________
Please indicate your acceptance by signing here

The above conditions are not intended to constitute an employment contract of any kind and do not guarantee continued employment, salary or benefits with Carrols Restaurant Group, Inc. Your length of employment with Carrols Restaurant Group, Inc. will be based upon your work performance and the needs of Carrols Restaurant Group, Inc., as well as your own desires. Your employment with Carrols Restaurant Group, Inc. may cease at any time; either at your request or at the discretion of any representative of Carrols Restaurant Group, Inc. authorized to end the employment relationship.